AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

     This Amendment No. 1 to Employment Agreement (this "Amendment") is dated to be efffective as of Februuaarry 25, 2000 (the "Effective Date"), by and between Sport Supply Group, Inc., a Delaware corporation
("Employer") and John P. Walker  ("Employee").

     WHEREAS, Employer and Employee entered into an Employment Agreement (the "Agreement") dated January 14, 1998, which is scheduled to expire on January 13, 2001.

     WHEREAS, pursuant to a resolution of the Board of Directors (the "Board"), the Board deemed it to be in the best interest of Employer to extend the termination date of the Agreement to December 31, 2002.

     NOW, THEREFORE, the parties hereto agree as follows:

1. Section 1 of the Agreement is deleted in its entirety and is replaced with the following:

"Term. Subject to the terms and conditions set forth in this Agreement, Employer hereby employs Employee, and Employee hereby accepts such employment from Employer, for a period commencing on January 14, 1998 (the "Effective Date") and expiring on December 31, 2002, except as otherwise provided herein."

2. Section 8(b) of the Agreement is deleted in its entirety and is replaced with the following:
	  "(b) If Employer terminates Employee other than for Cause or in the event of a Constructive Discharge of Employee (as hereinafter defined) during the term hereof, Employer shall (i) pay Employee his Salary (A) through the stated term of this Agreement, if such termination or Constructive Discharge occurs prior to June 30, 2001, or
(B) through a period of 18 months from the date of such termination or Constructive Discharge, if such termination or Constructive Discharge occurs on or after June 30, 2001 (in either event Employee shall also receive all accrued but unused personal, vacation, and sick days and less all amounts required to be withheld or deducted therefrom and all amounts owed or due by Employee to Employer), and (ii) continue to provide Employee, during the period through which his Salary will be paid, health insurance with coverage no less than the coverage available during such period to Employer's senior executive officers, and Employer
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shall have no other obligation hereunder.  Notwithstanding anything to the contrary contained herein, if Employee is paid in full pursuant to the terms of that certain Severance Agreement by and between Employer and Employee, then Employee will not be entitled to receive any severance payment under this Section 8(b). Section 8(b)(i)(B) of this Agreement shall survive even if this Agreement expires by its own terms unless Employer and Employee agree in writing to mutually terminate this Agreement or amend this provision or if Employer and Employee enter into a new Employment Agreement."

3. Except as amended herein, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties to this Amendment have executed and delivered this Amendment on the date first above written.


				   EMPLOYER:

				   SPORT SUPPLY GROUP, INC.

				   By:  /s/ Geoffrey P. Jurick
				       Chairman ofthe Board
				       and Chief Executive Officer

				   EMPLOYEE:

				   /s/ John P. Walker
				   John P. Walker